                                                                    EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT

To the Board of Directors of Fina Raffinaderij Antwerpen NV

We consent to the incorporation by reference in this Registration Statement of PetroFina SA on Form S-8 (File No. 333-61145) of our report dated March 22, 1999, appearing in the Annual Report on Form F-20 of PetroFina SA for the year ended December 31, 1998, relating to the balance sheets of Fina Raffinaderij Antwerpen NV as of December 31, 1998, 1997 and 1996 and the related statements of income for each of the years in the three year period ended December 31, 1998.

March 22, 1999
Antwerp, Belguim

Klynveld Peat Marwick Goerdeler Reviseurs d'Enterprises
Represented by

/s/ L. RUYSEN
L. Ruysen